Exhibit (d)(iii)

AMENDMENT NO. 2 TO
 INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT is made and entered into as of the 31st day of December, 2015, by and between FMI Funds, Inc., a Maryland corporation (the “Company”) and Fiduciary Management, Inc., a Wisconsin corporation (“Fiduciary Management”), with the amendment referenced herein effective as of January 1, 2016.

RECITALS:

WHEREAS, the Company is a registered open‑end management investment company authorized to issue its shares in one or more series, and one of the Company’s series is the FMI Large Cap Fund (the “Fund”); and

WHEREAS, the Company and Fiduciary Management have previously entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Company retained Fiduciary Management as the investment adviser for the Fund; and

WHEREAS, the Company and Fiduciary Management agreed to implement breakpoints for the Fund’s annual investment advisory fee, which will have the effect of reducing the annual investment advisory fee; and

WHEREAS, the Company and Fiduciary Management agreed to amend the Advisory Agreement solely to reflect the breakpoints for the annual investment advisory fee.

AGREEMENT:

NOW, THEREFORE, it is agreed between the parties as follows:

1.            Section 4 of the Advisory Agreement currently provides that the monthly advisory fee shall be 1/12 of 0.75% (0.75% per annum) of the Fund’s average net assets.  The monthly advisory fee shall be subject to the following breakpoints effective as of January 1, 2016:

Assets under Management	Fee
$0 - $2.5 billion $2.5 - $5.0 billion $5.0 - $10.0 billion Over $10.0 billion	0.75% 0.70% 0.65% 0.60%

[Signatures follow on next page.]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Investment Advisory Agreement to be executed as of the date first above written.

FIDUCIARY MANAGEMENT, INC.

By:  /s/ John S. Brandser
John S. Brandser, President

FMI FUNDS, INC.

By:  /s/ Ted D. Kellner
Ted D. Kellner, President